THE MUSICLAND GROUP
                            MANAGEMENT INCENTIVE PLAN
                                 JANUARY 1, 1998


   I.    PURPOSE

         The Management Incentive Plan (the "Plan") is designed to reward participants who make significant contributions to the success of The Musicland Group (the "Company"). The Plan recognizes the importance of individual contributions to Company performance. Awards under this Plan take into consideration such factors as the importance and impact of each participant's accomplishments, the relative difficulty and the degree of risk involved in those accomplishments, as well as Company performance.

  II.    ADMINISTRATION

         The Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") who may delegate to any other person or persons any ministerial duties of the Plan. In the absence of a designated Compensation Committee, the Board as a whole will act as the Compensation Committee. The Chief Executive Officer of the Company (the "CEO") shall make recommendations to the Compensation Committee regarding participation, level of awards, changes to the Plan, annual funding percentages, and other aspects of the Plan's administration.

         The Compensation Committee has the authority to interpret the Plan, and, subject to the Plan's provisions, to make and amend rules and to make all other decisions necessary for the Plan's administration. Specifically, the Compensation Committee has the authority to approve funding percentages and to approve individual awards for participants whose base salary is equal to or greater than an amount to be designated by the Compensation Committee. The CEO has the authority to approve individual awards for participants whose base salary is less than the designated amount.

         Each Plan Year will run from January 1 through the following December 31 (the "Plan Year").

 III.    PARTICIPATION

         The CEO will recommend for approval by the Compensation Committee the individuals who are eligible to participate in the Plan, and their level of participation. All eligible participants will be given the funding for their participation level and upon request a copy of this Plan.

  IV.    INCENTIVE COMPENSATION MEASURES

         Early each year the Compensation Committee will approve the business goals on which incentive funds (the funding pool) will be made available for awards to participants for such year, as well as a performance range above and below such goals, and the amounts to be made available for such awards at each level of business performance.

         The percentage funding is a separate and distinct calculation from the determination of individual awards (see V. below).

         Actual business results for the year and their relation to such pre-established ranges shall determine the amounts, if any, to be made available for awards to designated participants. The actual business results will be provided to the Compensation Committee by the Chief Financial Officer. The Compensation Committee may approve adjustments to actual business results to reflect non-recurring organizational, operational, or other changes which have occurred during the year, e.g., acquisitions, dispositions, expansions, contractions, material non-recurring items of income or loss, or events which might create unwarranted hardships or windfalls to participants.

         The Compensation Committee will also determine the discretionary incentive funds, if any, to be made available for awards to participants based on their individual performance, such awards not to be contingent upon the attainment of business goals.

   V.    DISTRIBUTION OF THE FUNDING POOL

         The Compensation Committee approves the percentage of the funding pool to be distributed each year. Up to, but no more than, 100% of the funding pool can be approved for distribution.

         Individual awards for participants whose base salary is equal to or greater than an amount to be designated by the Compensation Committee will be recommended by the CEO to the Compensation Committee for final approval. Individual awards for participants whose base salary is below the designated amount will be approved by the CEO.

         Individual awards will be determined on the basis of 1) actual Company performance compared to target business goals and if so designated by the CFO, by 2) performance on their established objectives. For participants assigned individual performance goals, up to 25% of their individual award may be measured by their performance on individual objectives. However, no payments shall be made based on individual objectives until and unless the Company meets its threshold for financial performance goals. Awards will be directly related to each participant's contribution, considering such factors as importance and impact of accomplishments as well as the difficulty and degree of risk involved in those accomplishments.

         Eligible salary is the employee's cumulative base salary earned while a participant in the Plan during the Plan Year. In determining the base salary earned during the Plan Year any delay in the receipt of a salary increase from the customary date of increase will be ignored, and the Participant will be deemed to have received the increase on the customary date. No minimum award amount is guaranteed, as the Plan is not intended to provide awards for marginally satisfactory performance and the Plan makes no guarantee that individual awards will be equal to the Plan funding percentage.

VI.      PAYMENT OF AWARDS

         Awards will consist of two parts, a cash payment and a deferred award, as follows:

           A. Eighty percent (80%) of the award will be paid in cash, less applicable tax and FICA withholding, during the quarter following the close of the plan year. It will be paid as soon as 1) the Company performance results are available, 2) individual achievements against objectives have been determined and 3) all approvals have been obtained.

           B. Twenty percent (20%) of the award will be made in the form of a growth participation deferral which will increase or decrease in value over a three year deferral period as described below, proportionately to the increase or decrease in Earnings Per Share (EPS) of The Musicland Group. However, in no case shall the deferral be worth less than the original amount.

                  For example: a participant whose total bonus for the 1998 Plan Year is $10,000 will receive in the first quarter of 1999 a cash payment of $8,000 (less applicable tax and FICA withholding) and will receive a deferral award with a total value of $2,000.

                  All deferral awards must be held to maturity before payment is made in accordance with the following schedule and rules:

                    1. Maturity of the Award - Your deferral award will mature in three equal annual increments with the first increment maturing on the first anniversary date of the end of the Plan Year for which the award is made and subsequent increments maturing on the two succeeding anniversary dates (said three year period being the "Deferral Period"). Each matured portion of the deferred award will be paid out during the first quarter following the date maturity is reached, as soon as the then current EPS has been calculated and approved.

                           For example: if a participant receives a deferred bonus award for the Plan Year ending 12-31-98, the award will mature and be paid out in increments of thirty-three and one third percent (33.3%) as follows:

                            Date       % Matured
                            Matured    and Paid Out
                            -------    ------------
                            12-31-98   None
                            12-31-99   33.3% of the deferral award in 1st Q 2000
                            12-31-00   33.3% of the deferral award in 1st Q 2001
                            12-31-01   33.3% of the deferral award in 1st Q 2002

                    2. Eligibility of Receipt - If employment is terminated for any reason during the Deferral Period (and even if the participant is later re-employed prior to the end of the Deferral Period), all non-matured portions of the original deferral amount at the time of termination are forfeited; except that in the event termination is due to retirement, disability, death, disposition of a portion of the business or transfer to an ineligible position, payout may continue according to the original schedule or may be made on an accelerated basis, either at the discretion of the CEO. In both cases the CEO shall determine the method of valuation of such matured or non-matured portions of the deferral award prior to pay out.

                    3. Calculation of each Matured Award - The value of your deferral award will be determined on an annual basis during the Deferral Period based upon changes in EPS.

                           The  amount  of  each  matured   increment   will  be
                           calculated based on the Company's increase or decrease in EPS at the end of each year during the deferral period. For the purposes of determining each deferral payout, we will establish a growth ratio by comparing the then current EPS with the base EPS of $.50. However, in no case shall the deferral be worth less than the original amount. This calculation will occur three times during the deferral period as each third of your performance deferral matures:

                            Calculation:               Current
                                                         EPS
                                                       -------
                            Original Deferral Amount X   $.50    X .333 = payout

                           For example: for Plan Year 1998 the deferred portion of a participant's award is $2,000. For the year ending 12-31-2000 (the first time a portion of your award matures) the EPS of the Company is $.61. The ratio of change in EPS is 1.22 ($.61 divided by $.50), and, therefore, the value of your original deferral for purposes of calculating a payout for 12-31-2000 is $2,440. Your subsequent payout would be $813 (33.3% of $2,440).

                           Continuing the example, the EPS of the Company at year end 12-31-2001 is now $.75. The ratio of change in EPS is now 1.50 ($.75 divided by $.50) and therefore the value of your original deferral is $3,000. Your payout would be $1000 (33.3%). If in this example EPS had fallen to $.45 your deferred award would have a value of $2000, since in no case will your award be less than the original amount.

                    4. There is no guarantee of the value of your deferral, as the value will fluctuate in accordance with the Company's performance, or even that any award will be paid since deferred compensation is subordinate to the claims of creditors in the event of bankruptcy.

                    5. The Company reserves the right to cancel deferred payment awards at any time after they have been granted and for any reason. At the time of cancellation, the value of any non-matured deferral increments will be updated based upon the prior rolling twelve months EPS for the period ending with the most recently announced quarter end results. The current value of the remaining increments, or the value of remaining increments at the previous year end, whichever is higher, will then be paid out whether such increments have matured or not.

                    6. All payments under the deferral program will be made in cash, less applicable tax and FICA withholding, and will be considered income in the year paid out. As an exception to the foregoing,and at the Company's option, at the time of maturity any unpaid deferral increments could be converted into an appropriate number of shares of the publicly traded stock which would be issued to the participant. The conversion formula for such an exchange would be recommended by the Chief Financial Officer, reviewed by the Company's outside auditors, and approved by the Board of Directors. Once a conversion formula is approved, it cannot be challenged.


 VII.    AWARD CONDITIONS

           A. Employees hired or promoted into eligible positions on or before September 30 of the Plan Year will be eligible to participate in the Plan. Employees hired or promoted into eligible positions after September 30 may be eligible to participate upon approval by the CEO. In both cases, participation in the Annual Plan will be on a pro-rated basis, determined by the number of full weeks of employment in an eligible position.

           B. A participant who is promoted, at any time other than at the beginning of a Plan Year, into a position which calls for a higher participation level will be eligible to receive an award for that Plan Year which is a combination of pro-rated awards calculated at the two participation levels.

           C. A participant whose employment ends prior to December 31st of a Plan Year due to retirement, disability, death, or disposition of part of the business, or who is transferred to an ineligible position prior to December 31st of a Plan Year, may be eligible for a pro-rated annual award for that Plan year, determined by the number of full weeks of employment in an eligible position, upon approval by the CEO.

           D. A participant whose employment terminates prior to December 31st of a Plan Year for reasons other than those listed in C above will not be eligible for any award for that Plan Year.

           E. A participant whose employment terminates after December 31st of a Plan Year, but prior to the payment of awards, may be eligible for an award for that Plan Year upon approval by the CEO.

           F. A participant who is on an approved unpaid leave of absence during a Plan Year may be eligible for a pro-rated award for that Plan Year upon approval by the CEO. A participant who is on an approved paid medical leave of absence during a Plan

                  Year may be eligible for either a pro-rated or full award for that Plan Year upon approval by the CEO.


           G. Wherever in this Plan the CEO is given the authority to approve a participant's eligibility for a full or partial award, or to approve the pay out of any matured deferral increment, such approvals may be made at his sole discretion.



VIII.    GENERAL PROVISIONS

           A. This Plan does not guarantee, explicitly or implicitly, the right to continued employment for participants.

           B. MIP awards will be pensionable earnings under the 1989 pension plan. Legislation in effect at the time the award is approved will govern how much of the MIP awards are pensionable or non-pensionable earnings. Awards will be included in pensionable earnings in the year they are paid.

           C. This Plan can be terminated or its provisions changed at any time by the Compensation Committee of the Board of Directors acting upon the recommendation of the CEO.